Exhibit 99.1
VaxGen Congratulates HIV Prime-Boost Vaccine Study Collaborators and Clarifies Commercial Rights
South San Francisco, California — September 25, 2009 — VaxGen, Inc. today congratulated the Thai Ministry of Health, the U.S. Army, Sanofi Pasteur and VaxGen’s licensee Global Solutions for Infectious Disease (GSID) on the encouraging results demonstrated in the RV144 clinical trial. The top-line results of the placebo controlled study in 16,000 Thai volunteers were released today, and according to the sponsors of the trial, demonstrated that the vaccine regimen reduced HIV infection in a community-based population by 31.2% compared with placebo. The full results of the clinical trial have not yet been released by the study sponsors. The vaccine regimen tested in the study combined a priming vaccine developed by Sanofi Pasteur (ALVAC® HIV vCP1521) and GSID’s boosting vaccine (AIDSVAX® B/E).
In January 2006, VaxGen granted to GSID a worldwide license to research, develop, manufacture, register, use, market, import, offer for sale, and sell its HIV vaccine candidates, including the AIDSVAX B/E vaccine. VaxGen retains an option to obtain the exclusive right to manufacture, commercialize, and further develop the HIV vaccine candidates in the U.S., Europe, Japan and other countries that are members of the Organization of Economic Cooperation and Development. This option is, however, subject to an option held by Genentech, Inc. to commercialize HIV vaccines in North America. VaxGen’s option may be exercised during a period immediately following the filing of an application for marketing approval (i.e., a Biologics License Application with the U.S. FDA, or equivalent). VaxGen has no rights or obligations to manufacture or develop the vaccine candidates unless and until it exercises this option. If VaxGen exercises its option, it will owe royalties to GSID and be required to reimburse 50% of GSID’s development expenses. If VaxGen does not exercise its option, it will be entitled to receive royalties for sales in the above-mentioned countries. VaxGen is not entitled to royalties on sales in developing countries as defined in the agreement with GSID. VaxGen believes it will not receive any payments under the agreement, if ever, for many years.
Substantial additional research and clinical development will be required to clarify the public health benefits of this outcome. The vaccine combination tested in Thailand was developed based on the strains of HIV that circulate in that country. Separate versions of the vaccine may have to be developed for HIV strains that predominate elsewhere in the world, including Europe and North America. “We are very pleased that this clinical study has yielded encouraging results, and may provide significant new scientific insights into the future development of effective HIV vaccines,” said James P. Panek, VaxGen President. “However, we believe potential commercialization of such a vaccine remains many years away.”
About VaxGen
VaxGen is a biopharmaceutical company based in South San Francisco, California. The company owns a state-of-the-art biopharmaceutical manufacturing facility with a 1,000-liter bioreactor that can be used to make cell culture or microbial biologic products. The facility is contained within leased premises. For more information, please visit the company’s web site at http://www.vaxgen.com.

Forward Looking Statements
This press release contains “forward-looking statements” within the meaning of the federal securities laws, including statements regarding the likelihood or timing of commercialization of an HIV vaccine and the potential receipt of royalties on sales of a HIV vaccine using AIDSVAX B/E. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including the delays or adverse results in future clinical trials, manufacturing difficulties or delay, regulatory delays or inability to obtain regulatory approval, unforeseen safety issues with the vaccine, intellectual property disputes and competition. Additional information concerning these and other risk factors is contained in VaxGen’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2009. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this release. VaxGen undertakes no obligation to update publicly any forward- looking statements to reflect new information, events, or circumstances after the date of this release except as required by law.